Exhibit 4.01

SECOND AMENDMENT TO RIGHTS AGREEMENT

This SECOND AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is made and entered into as of May 10, 2005 by and between Worldwide Restaurant Concepts, Inc. (formerly Sizzler International, Inc.), a Delaware corporation (the “Company”), and American Stock Transfer And Trust Company, a New York banking corporation (the “Rights Agent”).  Except as otherwise provided herein, all capitalized terms used herein shall have the meanings ascribed thereto in the Rights Agreement (as defined below).

R E C I T A L S

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of January 22, 2001, as amended on April 30, 2002 (as amended, the “Rights Agreement”);

WHEREAS, pursuant to Section 27(a) of the Rights Agreement, prior to earliest of (i) the date of the first Section 11(a)(ii) Event, (ii) the date of the first Section 13(a) Event, (iii) the Redemption Date and (iv) the Expiration Date, the Board of Directors of the Company (the “Board”) may amend any provision of the Rights Agreement without approval of any holders of Rights, and may direct the Rights Agent to so amend the Rights Agreement; and

WHEREAS, none of the events specified above has yet occurred and, subject to and in accordance with the terms of this Amendment, the Company and the Rights Agent desire to amend the Rights Agreement in certain respects, as more particularly set forth below, and the Board has approved such amendments.

A G R E E M E N T

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree to modify the Rights Agreement as set forth below.

1.                                       Amendments.

(a)                                  Section 1 of the Rights Agreement, with respect to the definition of “Acquiring Person,” shall be amended to delete the word “or” which appears between subclauses (v) and (vi) of such definition.  Section 1(a) shall be further amended by adding the following language after the end of subclause (vi) in the definition of “Acquiring Person”:

“or (vii) Pacific Equity Partners Pty Limited (“PEP”), Aus Bidco Pty Limited (“Aus Bidco”), US Mergeco, Inc. (“Mergeco”) and any of their respective Affiliates if any such parties become the Beneficial Owner of Voting Shares as a result of the transactions contemplated by the Agreement and Plan of Merger, dated as of April 28, 2005, by and among the Company, Aus Bidco and Mergeco, as the same may be amended with the approval of the Company.”

(b)                                 Section 1 of the Rights Agreement, with respect to the definition of “Expiration Date,” shall be deleted in its entirety and replaced with the following definition of “Expiration Date”:

““Expiration Date” shall mean the earlier of (i) the fifth anniversary of the date of this Agreement and (ii) the time at which a merger certificate is filed with the Secretary of State of the State of Delaware as contemplated by the Agreement and Plan of Merger, dated as of April 28, 2005, by and among the Company, Aus Bidco and Mergeco, as the same may be amended with the approval of the Company.”

(b)                                 Section 3(a) of the Rights Agreement shall be amended by adding the following language at the end of Section 3(a):

“; provided, however, that for avoidance of any doubt, no Distribution Date shall be deemed to have occurred as a result of the transactions contemplated by the Agreement and Plan of Merger, dated as of April 28, 2005, by and among the Company, Aus Bidco and Mergeco, as the same may be amended with the approval of the Company.”

(c)                                  Section 11(a)(ii) of the Rights Agreement shall be amended by adding the following language at the end of the first sentence of Section 11(a)(ii):

“; provided, however, that for avoidance of any doubt, no Section 11(a)(ii) Event shall be deemed to have occurred as a result of the transactions contemplated by the Agreement and Plan of Merger, dated as of April 28, 2005, by and among the Company, Aus Bidco and Mergeco, as the same may be amended with the approval of the Company.”

(d)                                 Section 13(a) of the Rights Agreement shall be amended by adding the following language at the end of
Section 13(a):

“; provided, however, that for avoidance of any doubt, no Section 13(a) Event shall be deemed to have occurred as a result of the transactions contemplated by the Agreement and Plan of Merger, dated as of April 28, 2005, by and among the Company, Aus Bidco and Mergeco, as the same may be amended with the approval of the Company.”

2.                                       Confirmation of the Rights Agreement.  Except as amended or modified hereby, all terms, covenants and conditions of the Rights Agreement as heretofore in effect shall remain in full force and effect and are hereby ratified and confirmed in all respects.

3.                                       Governing Law.  This Amendment shall be governed by and constituted in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within such State.

4.                                       Counterparts.  This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all such counterparts together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

WORLDWIDE RESTAURANT CONCEPTS, INC (formerly SIZZLER INTERNATIONAL, INC.)

By:	/s/ Michael Green
Name:	Michael Green
Title:	Vice President and Secretary

AMERICAN STOCK TRANSFER AND TRUST COMPANY, as Rights Agent

By:	/s/ Joseph Wolf
Name:	Joseph Wolf
Title:	Vice President